Exhibit 10.1
SOFTWARE PURCHASE AGREEMENT
RECITALS
WHEREAS JOD Enterprises (“Seller”), whose address is P.O. Box 271151, Flower Mound, Texas 75027-1151, is the owner of the Software Product and Documentation (as defined below) containing proprietary information and trade secrets of Seller; and
WHEREAS Seller desires to sell to ESPRE Consulting (“Buyer”), whose address is, 5609 Wayfarer Drive, Piano, Texas, 75093 and Buyer desires to purchase exclusive ownership rights from Seller, in accordance with the terms and conditions set forth in this Agreement. This software asset will be transferred to ESPRE Solutions Inc. immediately upon final incorporation documents are approved by the State of Texas. ESPRE Solutions Inc. is at the same address as ESPRE Consulting.
NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties agree as follows:
1.	Definitions.
1.1	“Software Products” shall mean the computer programs (source and object code) and associated Documentation of the ViewMail Marketing System.

1.2	“Documentation” shall mean all manuals, user documentation, technical information and other related materials, or portions thereof, pertaining to the Software Products, which are furnished to Buyer by Seller in connection with the Software Products.
2.	Grant of Rights.
2.1	License Grant. Seller hereby sells, and Buyer hereby accepts, subject to the terms and conditions of this Agreement, the complete ownership rights to the ViewMail Marketing System. With full rights to modify, use, license, or sell outright.

2.2	Buyer Rights. Title to all intellectual property, patents, trademarks, and embodiments associated with the Software Products shall transfer exclusively to Buyer.
3.	Obligations of Buyer.
3.1	Payments. Buyer shall pay all royalties and license fees due to Seller as described in attachment “Exhibit A” of this Agreement based on copies of Software Products sold to, leased by, or subscribed from Buyer, after such amounts have been paid to or received by Buyer.

3.2	Purchase Fee. Buyer agrees to pay a Software Purchase Fee in exchange for the ownership here herein. Such Purchase Fee is included as part of the Fees set forth in exhibit A.

4.	Miscellaneous.
This Agreement and its exhibits contain the entire understanding and agreement between the parties respecting the subject matter hereof. This Agreement may not be supplemented, modified, amended, released, or discharged except by an instrument in writing signed by each party’s duly authorized representative. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the Construction or interpretation of any of its provisions. Any waiver by either party of any default or breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default or breach of the same or a different kind.
5.	Indemnification.
5.1	JOD Enterprises and 8Point Communications indemnify Espre Consulting and (ESPRE Solutions Inc. post assignment) from any liabilities or claims, associated with the VMS System, 8Point Communications itself and associated brands.

5.2	Espre Consulting and ESPRE Solutions Inc. indemnify JOD Enterprises for any and all claims related to the VMS System post execution of this agreement.
Both parties have executed IN WITNESS WHREEOF, this Agreement.

SELLER:	BUYER:

JOD ENTERPRISES	ESPRE CONSULTING

By: /s/ Title: Principal	By: /s/ Peter Ianace Title: President/CEO

Date: 11/19/03	Date: 11-19-03

EXHIBIT A
SOFTWARE PURCHASE AGREEMENT — JOD Enterprises
and ESPRE Consulting
1.	Software Product. The software product covered under this purchase agreement is JOD Enterprises’ ViewMail Marketing System (VMS). Seller will provide Buyer source code to the software.

2.	Purchase Fee. $10,000.00 due at contract execution, plus assumption of Avalon debt.

3.	Royalty. Buyer agrees to pay a 10% royalty to Seller for any net revenue paid to Buyer. Net Revenue equals Gross Revenue minus fixed costs to offer service and minus sales commission. Net Revenue shall not include overhead fees. This royalty payment shall be due for the first 24 months following the execution of this agreement. Should Buyer sell this asset before the 24 months have passed, Buyer shall pay Seller 10% of the selling price less commissions and minus royalties already paid, but no less than $200,000. Owner agrees a minimum of $200,000 in royalties to be paid Seller within 2 years to retain the ownership rights. If owner has not meet this requirement, ownership rights of the then current product revert back to Seller and Owner retains a perpetual license.
Additional Terms
Espre Consultants will contract with Comlink (via JOD Enterprises) to perform the function of Technical Support for the Vianet Software product (Video Messenger Pro, also known as ViewMail).
•	$2,000 per month for direct access to Ray Murray for technical support of the Espre Consulting ViewMail offering.

•	As long as Comlink supports Espre Consulting with a qualified technician that is trained on the VMS product, this $2,000 fee will be in place.

•	Paid at the beginning of each .month•-(paid no, later than the 7`” of each month).

•	First payment due upon executing this agreement with support start date of December 1, 2003.
Espre Solutions will assume the rights to the following brands:
•	ViewMail

•	ViewMail Marketing System

•	All 8Point icons including: ViewMail man/icon, Face2Face man/icon and 8Point man/icon